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                                                                    EXHIBIT 99.1

PRESS RELEASE

THE ENSTAR GROUP, INC. ANNOUNCES PARTICIPATION IN ACQUISITION

MONTGOMERY, Ala., Oct. 18 / -- The Enstar Group, Inc. ("Enstar") (Nasdaq: ESGR -
News) today announced that it and its affiliate, Castlewood Investments, Inc. ("Castlewood"), are participating with a group of investors that have entered into a memorandum of understanding with Refco, Inc. for the purchase of Refco's futures brokerage business conducted through Refco LLC, Refco Overseas Ltd., Refco Singapore Ltd. and certain related subsidiaries and other assets. The investor group, led by J.C. Flowers & Co. LLC, includes entities associated with J.C. Flowers & Co. LLC, Silver Point Capital, MatlinPatterson Global Advisors LLC, and Texas Pacific Group. Enstar and Castlewood have each committed to provide up to $25 million of the proposed purchase price of approximately $768 million. Enstar expects to execute definitive agreements soon, but there can be no assurance that any definitive agreement ultimately will be reached or that a purchase will be consummated. Enstar intends to use cash on hand to fund its commitment.

In connection with the transaction, Refco Inc. and certain subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code on October 17, 2005. Neither Refco LLC, Refco Overseas Ltd. nor Refco Singapore Ltd. filed for bankruptcy protection.


Castlewood is a wholly owned U.S. subsidiary of Castlewood Holdings Limited, a Bermuda-based company that acquires and manages insurance and reinsurance companies in run-off and provides management, consulting, and other services to the insurance and reinsurance industry. Enstar owns a 50% voting interest and an approximately 33% economic interest in Castlewood Holdings.


J.C. Flowers & Co. LLC is an investment firm controlled by J. Christopher Flowers. Mr. Flowers is a member of Enstar's board of directors and its largest shareholder.


This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements contained in this press release are set forth in the Safe Harbor Compliance Statement for Forward-Looking Statements included as Exhibit 99.1 to Enstar's Form 10-K for the year ended December 31, 2004, and are hereby incorporated herein by reference.